EXHIBIT (d)(7)

                            YIELDQUEST ADVISORS, LLC
                         3280 Peachtree Road, Suite 2600
                             Atlanta, Georgia 30305
                                 (866) 978-3781

                                January 26, 2009

To:  YieldQuest Funds Trust
     3280 Peachtree Road
     Suite 2600
     Atlanta, GA 30305

Dear Ladies and Gentlemen:

     Pursuant to the Investment Advisory Agreement approved by the Board of Trustees, you have engaged us to act as the sole investment adviser to following series of the Trust: YieldQuest Core Equity Fund ("Equity Fund"), YieldQuest Total Return Bond Fund ("Total Return Fund"), YieldQuest Tax-Exempt Bond Fund ("Tax-Exempt Fund"), YieldQuest Flexible Income Fund ("Flexible Income Fund"), YieldQuest Low Duration Bond Fund ("Low Duration Fund"), and YieldQuest Low Duration Tax-Exempt Bond Fund ("Low Duration Tax-Exempt Fund") (each a "Fund" or collectively, the "Funds").

     With respect to the Institutional Class shares of each Fund, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain the net annual operating expenses attributable to such Institutional Class shares, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which a Fund may invest), at the following percentages of the average daily net assets of the Institutional Class shares of the Fund:

          Equity Fund                           -      1.19%
          Total Return Fund                     -      0.79%
          Tax-Exempt Fund                       -      0.79%
          Flexible Income Fund                  -      0.95%
          Low Duration Fund                     -      0.65%
          Low Duration Tax Exempt Fund          -      0.65%

     Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses is incurred; provided that such Fund is able to make the repayment without exceeding its expense limitation applicable at the time of the waiver or reimbursement.
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     With respect to each Fund, this Agreement shall continue in place until such date as such Fund's Institutional Class is terminated, or February 28, 2010, whichever shall be the first to occur.

                                     Very truly yours,

                                     YIELDQUEST ADVISORS, LLC

                                     By:    /s/ David Summers
                                        ----------------------------------------
                                        David Summers, Managing Director

                                   Acceptance
                                   ----------

The foregoing is hereby accepted.

                                     YIELDQUEST FUNDS TRUST

                                     By:    /s/ Gary Schwartz
                                        ----------------------------------------
                                        Gary Schwartz, Chief Compliance Officer

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